EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 33-26941) pertaining to the 1993 Stock Option Plan of Cucos Inc. of our report dated August 31, 2001, with respect to the financial statements of Cucos Inc. included in this Annual Report (Form 10-KSB) for the year ended July 1, 2001.

Ernst & Young LLP

New Orleans, Louisiana

August 31, 2001